Filed Pursuant to Rule 424(b)(3)

Registration No. 333-293156

PROSPECTUS SUPPLEMENT NO. 4

(To the Prospectus dated July 10, 2026)

SUNPOWER INC.

Up to 14,625,610 Shares of Common Stock

Up to 50,760,218 Shares of Common Stock Issuable Upon Conversion of Convertible Notes

This prospectus supplement supplements the prospectus dated July 10, 2026 (as amended or supplemented, the “prospectus”), which forms a part of our registration statement on Form S-1, as amended by Post-Effective Amendment No. 1 (No. 333-293156). This prospectus supplement is being filed to update and supplement the information in the prospectus with the information contained in (a) our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 28, 2026 and (b) our Quarterly Report on Form 10-Q filed with the SEC on September 3, 2026 (collectively, the “Quarterly Reports” and such information, the “Supplemental Information”). Accordingly, we have attached the Quarterly Reports to this prospectus supplement with respect to the Supplemental Information.

The prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the prospectus or their permitted transferees (the “Selling Securityholders”) of up to 65,385,828 shares of our common stock, par value $0.0001 per share (the “common stock”), consisting of (i) 10,243,924 shares of common stock (the “Ambia Shares”) previously issued by us pursuant to a Membership Interest Purchase Agreement (the “Ambia Purchase Agreement”), dated November 21, 2025, between the Company, Ambia Energy, LLC (“Ambia”) and Ambia Holdings, Inc., in connection with our acquisition of Ambia, (ii) 3,333,334 shares of common stock (the “Sunder Shares” and, collectively with the Ambia Shares, the “Acquisition Shares”) previously issued by us pursuant to a Membership Interest Purchase Agreement (the “Sunder Purchase Agreement” and, together with the Ambia Purchase Agreement, the “Acquisition Agreements”), dated September 21, 2025, by and among the Company, Complete Solar, Inc., Sunder Energy LLC (“Sunder”) and Chicken Parm Pizza LLC, in connection with our acquisition of Sunder, (iii) up to 50,760,218 shares of common stock (the “Conversion Shares”) issuable upon conversion of our 7% convertible senior notes due 2029 (the “7% Notes”), and (iv) 1,048,352 shares of common stock held by certain of our former affiliates (the “Former Affiliate Shares” and, collectively with the Acquisition Shares and the Conversion Shares, the “Offered Securities”). The Acquisition Shares were issued at the closing of the transactions contemplated by the Transaction Agreements on November 21, 2025, with respect to the acquisition of Ambia, and on September 24, 2025, with respect to the acquisition of Sunder. The 7% Notes were issued in multiple tranches in September 2024, December 2024, in the thirteen week period ended March 30, 2025, and on September 23, 2025. The Former Affiliate Shares were issued previously to former affiliates of Freedom Acquisition I Corp. and its sponsor, Freedom Acquisition I, LLC.

See “Prospectus Summary” for a description of the Acquisition Agreements, the Ambia Acquisition and the Sunder Acquisition and the 7% Notes and “Selling Securityholders” for additional information regarding the Selling Securityholders.

We are not selling any securities under the prospectus or this prospectus supplement and will not receive any of the proceeds from the sale of shares of common stock by the Selling Securityholders.

The Selling Securityholders may sell or otherwise dispose of the shares of common stock described in the prospectus and this prospectus supplement in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Securityholders may sell or otherwise dispose of the shares of common stock being registered pursuant to the prospectus and this prospectus supplement. None of the Selling Securityholders are an “underwriter” with respect to the securities registered hereunder within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

The Selling Securityholders will pay all brokerage fees and commissions and similar expenses attributable to the sales of its common stock. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares of common stock offered hereby, including legal and accounting fees. See “Plan of Distribution.”

Shares of our common stock are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “SPWR”. On September 2, 2026, the closing price of our common stock was $0.2541.

This prospectus supplement should be read in conjunction with the prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 13 of the prospectus, and under similar headings in any amendments or supplements to the prospectus and this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the prospectus and this prospectus supplement. Any representation to the contrary is a criminal offense.

Prospectus dated September 3, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2026

SunPower Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40117	93-2279786
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1403 N. Research Way, Orem UT	84097
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 299-4943

45700 Northport Loop East, Fremont CA 94538

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SPWR	The Nasdaq Global Market

Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	SPWRW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 24, 2026, SunPower Inc. (the “Company”) entered into a simple agreement for future equity (the “SAFE”) with the Rodgers Massey Revocable Living Trust (the “Purchaser”) in connection with the Purchaser’s investment of $2,000,000 (the “Purchase Amount”) in the Company. The Purchaser is an affiliate of Thurman J. Rodgers, the Company’s Chief Executive Officer and Chairman.

The SAFE is automatically convertible into equity securities of the Company in an amount equal to the Purchase Amount divided by the applicable price per share, unit or other increment of the equity securities issued by the Company in its next equity financing transaction, and without any discount, and subject to the requirements of applicable Nasdaq listing rules.

The foregoing description of the SAFE does not purport to be complete and is qualified in its entirety by reference to the full text of the SAFE, which is attached hereto as Exhibit 10.1, and which is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K relating to the issuance of the SAFE is incorporated by reference herein in its entirety. The offer and sale of the SAFE was made in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1	Simple Agreement for Future Equity dated August 24, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SunPower Inc.
Dated: August 28, 2026
	By:	/s/ Thurman J. Rodgers
Thurman J. Rodgers
Chief Executive Officer

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2026

SunPower Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40117	93-2279786
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1403 N. Research Way, Orem, UT	84097
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 299-4943

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SPWR	The Nasdaq Global Market

Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	SPWRW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards prvided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 2, 2026, SunPower Inc. (the “Company”) entered into securities purchase agreements (the “Purchase Agreements”) with various accredited investors (the “Investors”), including entities affiliated with Thurman John “T.J.” Rodgers, William Anderson, J. Daniel McCranie and Devin Whatley (the “Affiliate Investors”), pursuant to which the Company agreed to issue and sell 103,109,005 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), in separately negotiated private placement transactions (the “Private Placement”) for gross proceeds of approximately $26.2 million, including amounts funded under simple agreements for future equity. The purchase price per Share payable under the Purchase Agreements is $0.2541, which equaled the Nasdaq Official Closing Price of the Common Stock on September 2, 2026. The Company intends to use the proceeds of the Private Placement for working capital and general corporate purposes.

The Private Placement is expected to close on September 4, 2026, subject to the satisfaction of the closing conditions set forth in the Purchase Agreements.

Pursuant to the Purchase Agreements, the Company agreed to prepare and file a resale registration statement for the Shares with the Securities and Exchange Commission on or before October 2, 2026. The Purchase Agreements otherwise contain representations and warranties, covenants and other terms customary for a Private Placement of this type.

The foregoing summary of the Purchase Agreements is qualified in its entirety by reference to the copy of the form of Purchase Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K, and such Exhibit 10.1 is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Company will issue the Shares in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D promulgated thereunder.

This Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy the Shares, nor shall there be any sale of the Shares in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The Shares have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 7.01. Regulation FD Disclosure.

Offering Press Release

On September 3, 2026, the Company issued a press release announcing the Private Placement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Certain Financial Information

In connection with the Private Placement, the Company provided potential investors with certain supplemental financial information relating to the Company (the “Supplemental Financial Information”), which is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

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The information contained in this Item 7.01 and in the accompanying Exhibit 99.1 and Exhibit 99.2 shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The information in this Item 7.01 and the accompanying Exhibit 99.1 and Exhibit 99.2 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act.

Forward-Looking Statements

Certain statements in this report, including, without limitation, in the Supplemental Financial Information, may be considered “forward-looking statements,” such as statements relating to the Offering. Forward-looking statements include those preceded by, followed by or that include the words “anticipate,” “expect,” “believe,” “could,” “continue,” “ongoing,” “estimate,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will,” “would” and similar words. These forward-looking statements speak only as of the date of this report. Although the Company believes that its assumptions upon which such forward-looking statements are based are reasonable, the Company can give no assurance that these forward-looking statements will prove to be correct. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Form of Securities Purchase Agreement+*
99.1	Press Release, dated September 3, 2026
99.2	Supplemental Financial Information
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

+	Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

*	Portions of this exhibit are redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SunPower Inc.

Dated: September 3, 2026

	By:	/s/ Thurman J. Rodgers
Thurman J. Rodgers
Chief Executive Officer

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